EXHIBIT 99.1 PRESS RELEASE

PAID Inc. Appoints Terry Fokas to its Board of Directors

Westborough, MA – April 1, 2014 – PAID Inc.’s (OTCBB: PAYD) Board of Directors today announced that it has added Terry Fokas to the Board of Directors, effective immediately. He brings a wealth of knowledge in patent licensing and managing intellectual property to PAID.

Mr. Fokas is the President and Chief Executive Officer of Parallel Networks, managing all aspects of the company’s software patent enforcement and licensing activities, including oversight of outside litigation counsels in cases pending in the federal courts in the District of Delaware, Eastern District of Texas and the Court of Appeals for the Federal Circuit. Mr. Fokas received his Bachelor of Science in marketing and finance from The State University of New York (SUNY), Empire State College in 1993, his Juris Doctorate cum laude from St. John’s University School of Law in 1997 and his Master of Laws (LLM) with merit in banking and finance law from The University of London, The London School of Economics and Political Science in 1999.

Mr. Fokas is admitted to practice law in Connecticut, New York and Texas as well as in the federal district courts in the Northern and Eastern Districts of Texas. From March 2005 to August 2007, Mr. Fokas was President and Chief Executive Officer of epicRealm Licensing, LP (the predecessor in interest to Parallel Networks). Prior to joining epicRealm Licensing, Mr. Fokas was a corporate attorney at the law firms of Brobeck Phleger & Harrison, LLP (Dallas, Texas) and Milbank, Tweed Hadley & McCloy, LLP (New York, NY).

“We are delighted to have Terry join our Board of Directors,” said Austin Lewis, chairman and chief executive officer. “Terry brings a significant expertise in patent licensing and enforcement that will be very beneficial to PAID as we begin to focus on our intellectual property. I look forward to working with Terry, as well as continuing to work with the Board and the rest of the PAID team to maximize our opportunity on behalf of the company and its shareholders.”

“I am very excited to be working with Austin and fellow Board member Andrew Pilaro at PAID, and contributing to the goal of monetizing PAID’s patent portfolio,” said Mr. Fokas. “This is a very exciting time for PAID and I appreciate the opportunity to bring my experience to help the company realize as much value as possible from its foundational and valuable intellectual property assets.”

About PAID Inc.:

PAID Inc. offers AuctionInc™ online shipping calculation and shopping cart software employing its patented technology to streamline ecommerce. Known for quality and customer service, PAID offers turnkey online, tools and services that enable their customers to customize a solution that is right for them. More details are available at www.paid.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the markets, the effect and possibility of a spinoff, the successful monetization of the patent, variations in the company's cash flow, competition, celebrity programs, business development efforts, technology availability and cost of materials and other risk factors. Factors that could cause actual results to differ materially are discussed in the Company's most recent filings with the Securities and Exchange Commission.